Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

CONTACTS:

Investors:	Bernie Hertel, Inovio Biomedical, 858-410-3101
Media:	Ron Trahan, Ronald Trahan Associates Inc., 508-359-4005, x108

Therapeutic DNA-vaccine company Inovio Biomedical

appoints Dr. Stephen Rietiker as a Director

SAN DIEGO, Feb. 20, 2008 — Inovio Biomedical Corporation (AMEX:INO), a leader in enabling the development of DNA vaccines using a proprietary electroporation-based DNA delivery platform, announced today that its board of directors has appointed Stephen Rietiker, MD, as the Company’s seventh director. In addition to Dr. Rietiker, Inovio’s board of directors now consists of James L. Heppell, chairman of the board, Dr. Avtar Dhillon, president and CEO, Riaz Bandali, Simon X. Benito, Tazdin Esmail and Robert W. Rieder.

Dr. Rietiker, 51, is a seasoned chief executive with a proven track record in both large publicly held and privately held healthcare companies. He has held positions with Roche, Boehringer Mannheim, Schering Plough and Covance. In 2001, Dr. Rietiker was appointed President and CEO of Sulzer Medica AG (later Centerpulse AG). Since 2003, he has been actively involved as executive director and investor in various start-ups.  In addition, Dr. Rietiker is currently a senior advisor to Brown Brothers Harriman & Co.’s corporate finance team and is Chairman of  AurigaVision AG.  In addition, he is a director of Prospero Minerals Corporation and Contract Farming India AG.

Stephen Rietiker, MD

“We welcome Dr. Rietiker to Inovio’s board of directors,” said Dr. Dhillon.  “Medicine is in the midst of a paradigm shift toward using DNA-based vaccines that may address a number of diseases that have not been controllable using conventional prophylactic vaccines.  Inovio already has 10 collaborations at this time. I therefore personally welcome Dr. Rietiker to Inovio’s board, and look forward to his active participation as we continue to develop a number of important therapeutic vaccines using Inovio’s proprietary delivery technology.”

“This is certainly an exciting time to be joining Inovio,” said Dr. Rietiker, “as the company’s technology is being advanced by major pharmaceutical partners and esteemed research institutions, as well as the United States government. We expect the new year to be a fruitful one for Inovio, and I am looking forward to helping the company continue its progress.”

About Inovio Biomedical Corporation

Inovio Biomedical (AMEX: INO) is focused on developing multiple DNA-based immunotherapies. Inovio is a leader in developing human applications of electroporation using brief, controlled electrical pulses to increase cellular uptake of a useful biopharmaceutical. Interim human data has shown that Inovio’s DNA delivery technology can significantly increase gene expression and immune responses from DNA vaccines. Immunotherapy partners include Merck, Wyeth, Vical, University of Southampton, Moffitt Cancer Center, the U.S. Army, National Cancer Institute, and International Aids Vaccine Initiative. Inovio’s technology is protected by an extensive patent portfolio covering in vivo electroporation. More information is available at www.inovio.com.

* * *

This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs (including, but not limited to, the fact that pre-clinical results referenced in this release may not be indicative of results achievable from testing in humans and that results from one study may necessarily not be reflected or supported by the results of other similar studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of Inovio’s technology as a delivery mechanism, the availability or potential availability of alternative therapies or treatments for the conditions targeted by Inovio or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that Inovio and its collaborators hope to develop, evaluation of potential opportunities, issues involving patents and whether they or licenses to them will provide Inovio with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether Inovio can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2006, our 10-Q for the nine months ended September 30, 2007,  and other regulatory filings. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, or that final results of clinical studies will be supportive of regulatory approvals required to market licensed products.